EMPLOYMENT, CONFIDENTIALITY, AND NONCOMPETE AGREEMENT

                  This Employment, Confidentiality, and Noncompete Agreement ("Agreement") is made and entered into this ____ day of ____________, 2000 by and between Ferrellgas, Inc., a Delaware corporation ("FGI") and Patrick J. Chesterman (the "Executive").

                  WHEREAS, FGI serves as the general partner of Ferrellgas Partners, L.P., a Delaware limited partnership ("Ferrellgas Partners") and Ferrellgas, L.P., a Delaware limited partnership ("Ferrellgas", and referred to herein jointly and severally with Ferrellgas Partners as the "Partnership" or "Partnerships" as the context so requires), which are engaged primarily in the sale, distribution and marketing of propane and other natural gas liquids (the "Business").

                  WHEREAS, FGI, through the Partnerships, conducts the Business throughout the United States.

                  WHEREAS, FGI, through the Partnerships, has expended a great deal of time, money, and effort to develop and maintain proprietary Confidential Information (as defined below) which, if misused or disclosed, could be harmful to the Business.

                  WHEREAS, the success of FGI depends to a substantial extent upon the protection of the Confidential Information and customer goodwill by all of its employees and the employees of the Partnerships.

                  WHEREAS, the Executive desires to be employed by FGI as Executive Vice President and Chief Operating Officer.

                  WHEREAS, the Executive desires to be eligible for other opportunities within FGI and/or compensation increases which otherwise would not be available to the Executive and to be given access to Confidential Information, of FGI and the Partnerships which is necessary for the Executive to perform his duties, but which FGI would not make available to the Executive but for the Executive's signing and agreeing to abide by the terms of this Agreement as a condition of the Executive's employment and continued employment with FGI.

                  WHEREAS, the Executive recognizes and acknowledges that the Executive's position with FGI has provided and/or will continue to provide the Executive with access to Confidential Information of FGI and the Partnerships.

                  NOW, THEREFORE, in consideration of the compensation and other benefits of the Executive's employment by FGI and the recitals, mutual covenants and agreements hereinbefore and hereinafter set forth, the Executive and FGI agree as follows:

1. Term. The Executive is hereby employed by FGI, and the Executive hereby accepts such employment upon the terms and conditions set forth herein. The Executive's term of employment under this Agreement shall be for a period of three (3) years, commencing on June 13, 2000, and shall continue for a period through and including June 13, 2003 (the "Initial Period"), unless earlier terminated pursuant to the terms and conditions of this Agreement. Notwithstanding anything herein to the contrary, this Agreement and the term of employment, unless either FGI or the Executive provides six (6) months written notice to the other party hereto that the Agreement shall not renew upon expiration of the then current employment period and, subject to Sections 8 and 9, shall be automatically renewed for one year successive periods following the Initial Period (each a "Successive Period" and together with the Initial Period, the "Employment Period").

2. Duties and Responsibilities. During the Employment Period, the Executive shall be employed as Executive Vice President and Chief Operating Officer of FGI, with such duties and responsibilities as are customarily incident to such offices and as set forth on the Retail Chief Operating Officer Job Profile and Expectations previously provided to the Executive, a copy of which is attached hereto and incorporated by reference. The precise services of the Executive may be extended or curtailed at the discretion of FGI, so long as after such extension or curtailment, the duties of the Executive are consistent with the duties normally attendant to the aforesaid offices. The Executive will perform his duties in a diligent, trustworthy, loyal, and business-like manner, all for the purpose of advancing the Business.

3. Performance of Services. During the Employment Period, the Executive shall devote his primary time, attention and energies to the Business and shall not during such time be substantially engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage; provided, however, that nothing herein shall be construed as preventing the Executive (i) from being involved in civic, philanthropic or community service activities, from participating in other businesses and receiving compensation therefore, to the extent that such involvement and participation does not involve management or participation in day-to-day activities thereof and does not detract from the performance by the Executive of his duties to FGI pursuant hereto; provided, further, that at the request of the Chief Executive Officer of FGI, the Executive shall disclose such involvement therein, or (ii) from investing his assets in such form or manner as will not require any appreciable services on the part of the Executive in the operation of the affairs of any entity in which such investments are made, so long as such activities do not substantially interfere or conflict with the Executive's discharge of his duties and responsibilities hereunder. The Executive agrees to follow and act in accordance with all of the rules, policies, and procedures of FGI.

4.       Compensation.

(a) During the Employment Period, Executive's base salary shall be not less than $285,000 per year ("Base Salary"), payable in regular installments in accordance with FGI's usual payroll practices and subject to review and increase consistent with practices of FGI in effect from time to time during the Employment Period, but shall not be reduced. Executive's Base Salary shall be reviewed annually by the Chief Executive Officer of FGI with the advice and consent of the compensation committee.

(b) Performance Bonus. During the Employment Period, the Executive shall be entitled to an annual bonus as set forth below (collectively, the "Performance Bonus"):

                                      (i) A percentage  of the Base Salary based
                             on Ferrellgas Partners achieving certain reasonably budgeted EBITDA (as defined below) targets, which budgeted EBITDA shall be approved at least annually by the Board of Directors of FGI, calculated as follows:

                             Actual to                           Bonus as a
                             Budgeted EBITDA                    % of Base Salary
                             ---------------                    ----------------
                             Less than 90%                         0.0%
                             90%                                   15.0%
                             91%                                   17.0%
                             92%                                   19.0%
                             93%                                   21.0%
                             94%                                   23.0%
                             95%                                   25.0%
                             96%                                   27.5%
                             97%                                   30.0%
                             98%                                   32.5%
                             99%                                   35.0%
                             100%                                  37.5%

                                      (ii) In the event  actual  EBITDA  exceeds
                             100% of budgeted EBITDA, the performance bonus provided above will be increased 1% (of Base Salary) for each 1% over budgeted EBITDA.


     (c) A discretionary bonus of up to 37.5% of base pay may be paid in the sole discretion of the CEO of FGI, based on core objective accomplishments each year, as from time to time amended.

     (d) "EBITDA" means, for any period, consolidated net income of Ferrellgas Partners and its subsidiaries determined in accordance with generally accepted accounting principles plus (i) provisions for taxes based on income or profits to the extent included in computing such consolidated net income, plus (ii) consolidated interest expense (including deferred financing fees and expenses) and other expenses in respect of indebtedness of Ferrellgas Partners and its subsidiaries for such period, whether paid or accrued or otherwise allocated, to the extent any such expense was deducted in computing such consolidated net income, plus (iii) depreciation, amortization and other non-cash expenses of Ferrellgas Partners and its subsidiaries for such period (excluding any such non-cash expenses to the extent it represents an accrual or reserve for cash expenses in any future period or amortization of a prepaid cash expense paid in a prior period) to the extent any such expense was deducted in computing such consolidated net income, and plus (vii) any non-cash employee compensation or benefit expenses to the extent that such expenses were deducted in computing consolidated net income for such period.

     (e) There shall be a cap of 80% of Base Salary applied to all payments under Section 4(b)(i), 4(b)(ii) and 4(c).

     (f) For FGI's fiscal year ending July 31, 2001, EBITDA shall be the sum of Retail plus Houston, as the Executive will have substantial oversight and training responsibilities for hiring and training the Executive's Houston replacement. For years after fiscal year ending July 31, 2001, EBITDA performance shall be Retail only.

                  (g) For fiscal year ending July 31, 2001, notwithstanding the above, a guaranteed minimum bonus of $100,000 shall be payable.

     (h) During the Employment Period, the Performance Bonus shall be payable within fifteen (15) calendar days following receipt by Ferrellgas Partners' of its audited financial statements as long as the Executive is employed the day payment is to be made; provided, however, that notwithstanding anything herein to the contrary, the Executive's entitlement to and calculation and payment of a Performance Bonus for the fiscal year ended July 31, 2000 shall be determined pursuant to his bonus arrangement in effect for his previous position.

5. Benefit Plans. During the Employment Period and as otherwise provided herein, the Executive shall be entitled to participate in any and all employee welfare and health benefit plans (including, but not limited to life insurance, health and medical, dental, and disability plans) and other employee benefit plans (including, but not limited to qualified pension plans and Ferrell Companies, Inc. ("FCI") stock incentive plans), established by FGI from time to time for the benefit of executive employees of FGI. The Executive shall be required to comply with the conditions attendant to participation in and coverage by such plans and shall comply with and, except as otherwise provided herein, shall be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. Nothing herein contained shall be construed as requiring FGI to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.

6.       Other Benefits and Reimbursements.

(a) During the Employment Period, the Executive shall be entitled to not less than four (4) weeks of paid vacation each year of his employment hereunder, which shall accumulate if not used in any given year. Pursuant to the provisions of this Agreement, vacation time earned but unused shall be paid to the Executive upon termination of this Agreement.

     (b) During the Employment Period, the Executive shall be entitled to such other employment benefits extended or provided to other key executives of FGI, including, but not limited to, payment or reimbursement of all business expenses incurred by the Executive in the performance of his duties and other job related activities set forth in this Agreement or subsequently agreed to by the parties and in the promotion of the Business in accordance with FGI customary policies and procedures. The Executive shall submit to FGI periodic statements of all expenses so incurred. Subject to such audits as FGI may deem necessary, FGI shall reimburse the Executive the full amount of any such expenses advanced by him in the ordinary course of business.

7. Deductions from Salary and Benefits. FGI shall withhold from any compensation, bonus or benefits payable to the Executive all customary federal, state, local and other withholdings, including, without limitation, federal and state withholding taxes, social security taxes and state disability insurance.

8. Termination by FGI. FGI may terminate Executive's employment under this Agreement upon at least sixty (60) calendar days ("Notice Period") written notice ("Notice") to the Executive of its intent to terminate Executive's employment:

     (a) without Cause (as defined in subsection 8(b) below). The Notice shall specify that such Termination is without Cause, and upon the expiration of the Notice Period, FGI shall, on the condition that Executive executes a general release of claims on terms customarily and normally used by FGI at the time, (i) pay the Executive in a lump sum an amount equal to twice his then current Base Salary, (ii) provide to the Executive medical insurance, on the same basis on which he is receiving such insurance at the time of termination, for a period ending the earlier of two (2) years from the date of termination of this Agreement or the date Executive is covered by another medical plan at a cost to the Executive equal to the amount that would have been charged to the Executive in accordance with the terms of this Agreement, and (iii) an amount equal to $75,000 for relocation expenses (the payment or provision of the items in this Section 8(a) are referred to in this Agreement as the "Executive Payments");

     (b) for Cause (as defined below). The Notice shall specify the particulars of such Cause and shall afford the Executive an opportunity to discuss the particulars of such Cause with the Chief Executive Officer of FGI and to cure such Cause. If such Cause shall not be cured accordingly, Executive's employment shall terminate upon expiration of the Notice Period and no compensation shall be due to the Executive beyond the date of such termination (other than pursuant to pension or other plans which by their terms provide payments beyond the date of termination in such circumstances, including but not limited to, the Ferrell Companies Inc. Employee Stock Ownership Plan, FGI's non-qualified deferred compensation plan, the FCI Nonqualified Stock Option Agreement and vacation earned but not taken ("collectively, the "FGI Benefit Plans")). For purposes of this Agreement "Cause" means: (i) the conviction of Executive by a ----- court of competent jurisdiction of, or entry of a plea of nolo contendere with respect to, a felony or ---- ---------- any other crime, which other crime involves fraud, dishonesty or moral turpitude which materially interferes with the performance of Executive's duties, responsibilities or obligations under this Agreement; (ii) fraud or embezzlement related to FGI or the Partnerships on the part of Executive; (iii) Executive's chronic abuse of or dependency on alcohol or drugs (illicit or otherwise) which materially interferes with the performance of Executive's duties, responsibilities or obligations under this Agreement;
(iv) the material breach by Executive of any of Sections 16, 17 or 18 hereof, except as permitted pursuant to Section 12 hereof; (v) any act of moral turpitude or willful misconduct by Executive which (A) results in substantial personal enrichment of the Executive at the expense of FGI or the Partnerships, or (B) is reasonably expected to have a material adverse impact on the Business or reputation of FGI; (vi) gross and willful neglect of material duties and responsibilities of the Executive pursuant hereto, or an intentional violation of a material term of this Agreement; or (vii) any material violation of any statutory or common law fiduciary duty of Executive to FGI or the Partnerships; or (viii) willful failure by the Executive to comply with a material FGI policy, which results in a material, adverse impact on the Business, as reasonably determined by the Chief Executive Officer of FGI, or (ix) repeated gross insubordination.

9. Termination by the Executive. The Executive may terminate his employment under this Agreement upon at least thirty (30) calendar days' ("Executive Notice Period") written notice ("Executive Notice") to FGI of such termination:

(a) without Executive Cause (as defined below), upon expiration of the Executive Notice Period, in which event no compensation shall be due him beyond the date of such termination other than pursuant to the FGI Benefit Plans; or

     (b) for Executive Cause. The Executive Notice shall specify the particulars of such Executive Cause and during the Executive Notice Period, the Executive shall afford the Chief Executive Officer an opportunity to discuss the particulars of such Executive Cause with the Executive and to cure such Executive Cause to the satisfaction of the Executive during the Executive Notice Period. If such Executive Cause shall not be cured accordingly, Executive's employment shall terminate upon expiration of the Executive Notice Period. In all events, Executive shall be paid all payments and benefits due him during the Employment Period, and FGI shall pay the Executive in a lump sum or provide to the Executive, as applicable, the Executive Payments on the condition that Executive executes a general release of claims on terms customarily and normally used by FGI at the time. "Executive Cause" means any --------------- of the following to which the Executive does not agree: (i) assignment to the Executive of duties or responsibilities, or the material diminution of duties or responsibilities, that are inconsistent with his position, duties, responsibilities or status as they exist at the commencement of the term of this Agreement; (ii) material change in the reporting responsibilities of the Executive; provided, however, that, notwithstanding the effect of changes on the Board under Section 12 hereof, changes in the identity of persons on the Board shall not be considered a change in reporting responsibilities for purposes of this Section, (iii) relocation of the Executive's physical office or of FGI's corporate offices to a site beyond a fifty (50) mile radius of its current location of One Liberty Plaza, Liberty, Missouri; (iv) failure by any of FGI's successors in interest to assume this Agreement in writing simultaneously with becoming a successor in interest; (v) failure of FGI to maintain Director's and Officer's insurance; or, (vi) a breach of any provision of this Agreement by FGI.

10. Nondisparagement.  During the term of this Agreement and for a period of two
(2) years after it is terminated, for whatever reason, Executive agrees that he will not make any statements or provide any information that would tend to disparage, defame or denigrate FGI, its affiliates, related entities and any of its or their former or current officers, directors, agents or employees.

11. Cooperation. In the event that FGI or any of its affiliates becomes involved in any civil or criminal litigation, administrative proceeding or governmental investigation, Executive shall, upon request, provide reasonable cooperation and assistance to FGI, including without limitation, furnishing relevant information, attending meetings and providing statements and testimony. FGI will reimburse Executive for all reasonable and necessary expenses he incurs in complying with this Section 11. In addition, at any time more than two (2) years after the termination of this Agreement for any reason, Executive need not comply with this Section 11 unless FGI has agreed in writing to reimburse Executive's employer, if applicable, or to reimburse Executive if self-employed, for Executive's time at a rate agreed to by the applicable parties.

12.      Effect of Certain Transactions; Change in Control.

     (a) In the event of a Change in Control (as hereinafter defined) FGI shall pay the Executive, not later than thirty (30) calendar days after such Change in Control, a lump cash sum equal to the greater of (A) two and one-half (2.5) times 125% of his then current Base Salary, or (B) two and one-half (2.5) times the average actual cash compensation (including, but not limited to, bonuses) paid for the prior three (3) fiscal years prior to such Change in Control. Such payment shall reduce any lump sum Executive Payments payable to the Executive under Sections 8 or 9. In addition, if the Executive's employment is terminated pursuant to Section 8(a) or 9(b) within eighteen (18) months after such Change in Control, (i) FGI shall pay the Executive for any vacation earned by the Executive but not taken and any other amounts earned but unpaid, (ii) FGI shall pay the Executive a pro rata portion (such proration shall be on the basis that the number of months of his employment during FGI's then current fiscal year bears to the number 12, considering the month of termination as a month of full employment, and in the case of any plan measured over a full year, such determination and payment shall be made after the close of such year of any amounts to which he would have otherwise been entitled under any Company perquisite to which Executive is a participant (excluding any bonus), and (iii) FGI shall continue the Executive's health, accident and life insurance benefits at FGI's cost on the same basis on which he is receiving such benefits at the time of termination, until the earlier of the COBRA period of eighteen (18) months after the month in which such termination occurs or Executive obtains coverage under another plan or comparable coverage. For purposes of calculating any bonus to be paid to the Executive pursuant to this Section 12, the Executive shall be entitled to the payment of any bonus normally calculated with reference to a future period based upon the total amount paid for such bonus in the three
(3) previous fiscal years.

(b) For purposes of this Agreement a "Change In Control" shall be deemed to occur if:

     (i) FGI or FCI (FGI and FCI will hereinafter be jointly and severally referred to as "Company" or the ------- "Companies" as the context so requires) or either Partnership merges with or is consolidated ---------- into another corporation or other entity not theretofore affiliated with either Company or Partnership (i.e., controlled by, controlling or under common control with the Companies or the Partnerships, as applicable) and the Company or Partnership so merging or consolidating is not the surviving entity pursuant to such merger or consolidation (other than a transaction in which the persons who were the equity owners of the Company or Partnership so merging own more than 50% of the surviving entity);

(ii) All or substantially all of the assets of either Company or Partnership are acquired by another corporation or other entity not theretofore affiliated with either Company or Partnership in a single transaction or a series of related transactions, and a majority of the then current Board of Directors of neither Company does not control the entity that has made such acquisition;

(iii) There is consummated any transaction or series of transactions or any event or series of events, the result of which is that FGI is no longer the sole general partner of either Partnership;

(iv) There is consummated any transaction or series of transactions or any event or series of events, the result of which is that the Board of FGI does not have control of the affairs of either Partnership;

(v) There is consummated a purchase or other acquisition by any persons, entity or group of persons, within the meaning of
                  Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding, for this purpose, either Company or its subsidiaries or any employee benefit plan of either Company or its subsidiaries), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then-outstanding equity securities of either Company or Partnership or the combined voting power of either Company's or Partnership's then-outstanding voting securities;

     (vi) Individuals who, as of the date hereof, constitute the Board of either Company (as the date hereof, the "Incumbent Boards") cease for any reason to constitute at least a majority of the Boards, provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by either Company's equity owners, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of either Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this section, considered as though such person were a member of the applicable Incumbent Board;

(vii) There is consummated a reorganization, merger or consolidation, in each case with respect to which persons who were the equity holders of either Company or Partnership immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the equity securities and the combined voting power entitled to vote generally in the elections of directors or managers of the reorganized, merged or consolidated entity's then-outstanding voting securities;

(viii) There is a liquidation or dissolution of either Company or Partnership (other than a liquidation or dissolution where the equity owners of the surviving Company or Partnership do not change) or of the sale of all or substantially all of the assets of either Company or Partnership;

(ix) There is consummated a public sale of a "material" amount of FCI's equity (with materiality being determined by the Committee administering the Ferrell Companies Inc. Employee Stock Ownership Trust ("ESOT"), but with a material amount of such equity being at least 50% thereof).

13. Mitigation or Reduction of Benefits. Executive shall not be required to mitigate or reduce the amount of any payment upon termination provided for herein by seeking other employment or otherwise nor, except as otherwise specifically set forth herein, shall the amount of any payment or benefits provided upon termination be reduced by any compensation or other amounts paid to or earned by Executive as the result of employment by another employer after such termination or otherwise.

14.      Certain Additional Payments by FGI.

     (a) Notwithstanding anything in this Agreement to the contrary and except as set forth below, in the event it shall be determined that any payment, benefit or distribution (or contribution thereof) from FGI, any affiliate, or trusts established by FGI or by any affiliate, for the benefit of its employees, to the Executive or for the Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section, and with a "Payment" including, without limitation, the vesting of an option or other non-cash benefit or property) (any of which are referred to as a "Payment") would be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such ----- excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up ---------- --------- Payment") in an amount such that after payment by the Executive of all taxes (including any interest or ------- penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the sum of (i) the Excise Tax imposed upon the Payments; plus (ii) an amount equal to the product of any deductions disallowed to Executive for federal, state, or local income tax purposes solely because of the inclusion of the Gross-up Payment in the Executive's adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-up Payment is to be made.

     (b) Subject to the provisions of Section 14(c), all determinations required to be made under this Section 14, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to FGI and the Executive ---------------- within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by FGI. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by FGI. Any Gross-Up Payment, as determined pursuant to this Section 14, shall be paid by FGI to the Executive within five (5) calendar days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon FGI and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by FGI should have been made
("Underpayment"), consistent with the calculations required to be made hereunder. In the event that FGI -------------- exhausts its remedies pursuant to Section 14(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by FGI to or for the benefit of the Executive.

     (c) The Executive shall notify FGI in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by FGI of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty (30) business days after the Executive is informed in writing of such claim and shall apprise FGI of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to FGI (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If FGI notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

     (i) give FGI any information reasonably requested by FGI relating to such claim,

(ii) take such action in connection with contesting such claim as FGI shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by FGI,

(iii) cooperate with FGI in good faith in order to effectively contest such claim, and

(iv)     permit FGI to participate in any proceedings relating to such claim;

         provided, however, that FGI shall bear and pay directly all costs and expenses (including attorneys' fees and costs and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 14(c), FGI shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as FGI shall determine; provided, however, that if FGI directs the Executive to pay such claim and sue for a refund, FGI shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, FGI's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                           If, after the receipt by the Executive of an amount advanced by FGI pursuant to Section 14(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to FGI's complying with the requirements of Section 14(c)) promptly pay to FGI the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by FGI pursuant to Section 14(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and FGI does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

15.    Indemnification.    Executive   has   executed   on   _______________   a
Director/Officer Indemnification Agreement which agreement controls the terms of indemnification between the parties.

16.      Confidential Information.

(a) In connection with Executive's employment, FGI will disclose and/or has disclosed to Executive certain Confidential Information (defined below). The Confidential Information is not generally known to others and could have economic value if disclosed to others and/or used by Executive, directly or indirectly, in competition with FGI or the Partnerships. Further, Executive will in the future participate in the development of, have access to, or use in performing Executive's employment duties, some or all of the Confidential Information. FGI makes reasonable efforts to keep its Confidential Information secret and confidential, and Executive has a duty to keep it secret and confidential.

(b) Executive may have significant contacts with the customers and accounts of FGI and/or be provided with FGI's confidential customer and customer-related information, including various customer lists, analyses, and summaries. These contacts and/or this information could enable Executive, at FGI's expense, to have access to and establish favorable relations with, and put Executive in a position to influence, FGI's customers and accounts.

(c) FGI's customer lists and customer information are trade secrets, and this Agreement is intended, among other things, to protect FGI's trade secrets, customer relationships, customer goodwill and other business interests.

(d) The Executive will not use or reveal Confidential Information to anyone other than for on or behalf of FGI both during and after Executive's employment.

(e) Executive shall keep all Confidential Information secret and confidential.

(f) Executive shall return to FGI all Confidential Information and all property of FGI immediately upon termination of Executive's employment for any reason and also at any time upon FGI's request.

     (g) "Confidential Information" shall mean: (i) Company Information (as defined below); (ii) Customer Information (as defined below); and (iii) all other information, whether or not reduced to writing, relating to the Partnerships, the Business or FGI's customers which gives FGI an advantage over competitors who do not know or use it, have not compiled the information themselves, or is otherwise not generally known in the industry, including, but not limited to, trade secrets, proprietary information, customer lists, route books, inventions, computer programs and software, and including information conceived, originated, or developed by Executive. Confidential Information includes, but is not limited to, originals and copies of all materials containing such information, regardless of the media used to record such information, including but not limited to computers, computer disks, CD ROMS, or other electronic media, microfiche or microfilm.

(h) "Company Information" shall mean: Information that FGI, the Companies or the Partnerships have developed, acquired, organized, compiled or maintained regarding FGI's products, services, processes, methods, operations, proposals, projects, contracts, bids, pricing, costs, profitability, marketing plans and strategies, revenues and finances to the extent not subject to public disclosure requirements, business relationships, correspondence, and other matters related to FGI's development and operation of the Business.

(i) "Customer Information" shall mean: Information that FGI or the Partnerships have developed, acquired, organized, compiled, or maintained by FGI regarding FGI's customers, former customers and prospective customers while developing and operating the Business, including, but not limited to, information relating to their identity, location, personnel, usage of petroleum products, and incidental or related appliances, equipment and supplies, purchasing experience, delivery schedules and routing, payment habits, credit experience, ownership of storage facilities, contract renewal and expiration dates, pricing, and other terms and conditions contained in their contracts with FGI or its predecessors.

17. Inventions and Patents. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Companies' actual or anticipated business (to the extent the Executive is aware thereof), research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by FGI or any of its affiliates (whether prior to or during the Employment Period) ("Work Product") belong to FGI or such other affiliate, and Executive hereby assigns to FGI his entire right, title and interest in any such Work Product. Executive will promptly disclose such Work Product to the Chief Executive Officer of FGI and perform all actions reasonably requested by the Chief Executive Officer of FGI (whether during or after Executive's Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

18.      Noncompete; Nonsolicitation.

     (a) Executive acknowledges that in the course of his employment with FGI he will become familiar with Confidential Information and that his services will be of special, unique and extraordinary value to FGI. Therefore, Executive agrees that, during the time he is employed by FGI pursuant hereto and for two (2) years thereafter (the "Noncompete Period"), in the entire United States and any other countries ----------------- in which the Companies or Partnerships are providing, or actively planning to provide goods and services, he will not: (i) compete with the Companies or the Partnerships in the sale of propane or related competitive products or services; (ii) directly or indirectly, in person or through others, for the benefit of Executive or another, call upon, solicit, sell, divert, take away, deliver to, accept business or orders from or otherwise engage in propane-related business with FGI's Customers (as defined below), nor shall Executive, in any capacity, assist others to do so; or (iii) directly or indirectly interfere with the business relationship between FGI and any FGI Customers. The restrictions in this paragraph apply only to products and services that are competitive with the Business and/or products and services of FGI.

(b) While employed by FGI and for two (2) years thereafter, Executive will not (i) interfere with, disrupt, or attempt to disrupt relations, contractual or otherwise, between FGI and its employees, vendors or suppliers, or (ii) hire or take away, directly or indirectly, any FGI employee.

     (c) "Customers" shall mean: (i) all persons, firms, corporations, and other business enterprises for whom FGI performs or performed services or to whom FGI sells or sold products, appliances, equipment, or supplies during the two year period immediately prior to the termination of Executive's employment; and (ii) all persons, corporations, and other business enterprises actively solicited by FGI or to whom FGI has furnished a quotation or proposal or estimate for the sale of products or services within the one year period immediately prior to the termination of Executive's employment. Customers of FGI shall include, but not be limited to, those for whom either Executive or anyone under Executive's supervision provided products or services and those who may have become customers through the efforts of Executive while employed by FGI.

(d) FGI and Executive agree that: (i) the covenants set forth in Sections 16 and 18 are reasonable in geographical and temporal scope and in all other respects, (ii) FGI would not have entered into this Agreement but for these covenants of Executive contained herein, and (iii) these covenants contained herein have been made in order to induce FGI to enter into this Agreement.

(e) If, at the time of enforcement of this Section 18, a court or arbiter shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(f) FGI does not have to enforce all provisions of Sections 16 and 18 of this Agreement at all times to preserve its rights to enforce any other provision of Sections 16 and 18 of this Agreement. Executive also acknowledges FGI does not have to enforce similar agreements with other employees and/or officers to preserve its rights to enforce Sections 16 and 18 of this Agreement with Executive.

(g)      Executive  shall  provide  a copy  of  this  Agreement  to  any  new or
         potential   employer  which  competes  against  the  Companies  or  the
         Partnerships.

19.      Arbitration.

(a) Except as set forth in Section 19(c), arbitration shall be the sole and exclusive remedy for any dispute, claim, or controversy of any kind or nature (a "Claim") arising out of, related to, or connected with Executive's employment relationship with FGI, or the termination of Executive's employment relationship with FGI, including any Claim against any parent, subsidiary, or affiliated entity of FGI, or any director, officer, general or limited partner, employee or agent of FGI or of any such parent, subsidiary or affiliated entity.

     (b) This agreement to arbitrate specifically includes (without limitation) any dispute between or among the parties to this Agreement relating to or in respect of this Agreement, its negotiation, execution, performance, subject matter, or any course of conduct or dealing or actions under or in respect of this Agreement, all claims under or relating to any federal, state or local law or regulation prohibiting discrimination, harassment or retaliation based on race, color, religion, national origin, sex, age, disability or any other condition or characteristic protected by law; demotion, discipline, termination or other adverse action in violation of any contract, law or public policy; entitlement to wages or other economic compensation; and any claim for personal, emotional, physical, economic or other injury.

(c) This agreement to arbitrate does not apply to any legal action by FGI seeking injunctive relief or damages for breach or enforcement of Sections 16 or 18 of the Agreement. This agreement to arbitrate also does not apply to any claims by Executive: (a) for workers' compensation benefits; (b) for unemployment insurance benefits; (c) under a benefit plan where the plan specifies a separate arbitration procedure; (d) filed with an administrative agency which are not legally subject to arbitration under this Agreement; or (e) which are otherwise expressly prohibited by law from being subject to arbitration under this Agreement.

     (d) Any party may demand arbitration by sending notice to the other party as set forth in this Agreement. Any Claim submitted to arbitration shall be decided by a single, neutral arbitrator (the "Arbitrator"). The parties to the arbitration shall mutually select the Arbitrator not later than 45 days after service of the demand for arbitration. If the parties for any reason do not mutually select the Arbitrator within the 45 day period, then any party may apply to any court of competent jurisdiction to appoint a retired judge as the Arbitrator. The parties agree that arbitration shall be conducted in accordance with the American Arbitration Association Rules for the Resolution of Employment Disputes. The Arbitrator shall apply the substantive federal, state, or local law and statute of limitations governing any Claim submitted to arbitration. The arbitration shall take place at a mutually agreeable site in Liberty or Kansas City, Missouri and shall be conducted within one hundred eighty (180) days of the receipt by a party of the other party's demand for arbitration. The Arbitrator, in making his decision, shall be bound to follow the substantive state and federal laws of jurisprudence as well as the applicable rules of evidence in arriving at a decision. The decision rendered shall be in writing and delivered to the parties within thirty (30) days after the conclusion of the arbitration. The award of the Arbitrator shall be final, and judgment upon the award rendered may be entered and enforced in any court, state or federal, having jurisdiction. In ruling on any Claim submitted to arbitration, the Arbitrator shall have the authority to award only such remedies or forms of relief as are provided for under the substantive law governing such Claim.

(e) Any fees and costs incurred in the arbitration (e.g., filing fees, transcript costs and Arbitrator's fees) will be shared equally by Executive and FGI, except that the Arbitrator may reallocate such fees among the parties if the Arbitrator determines that an equal allocation would impose an unreasonable financial burden on Executive. The parties shall be responsible for their own attorneys' fees and costs, except that the Arbitrator shall have the authority to award attorneys' fees and costs to the prevailing party in accordance with the applicable law governing the dispute.

(f) The Arbitrator, and not any federal or state court, shall have the exclusive authority to resolve any issue relating to the interpretation, formation or enforceability of this Agreement, or any issue relating to whether a Claim is subject to arbitration under this Agreement, except that any party may bring an action in any court of competent jurisdiction to compel arbitration in accordance with the terms of this Agreement.

20. FGI's Right to Injunctive Relief, Tolling. In the event of a breach or threatened breach of any of the Executive's duties and obligations under the terms and provisions of Sections 16, 17 or 18 hereof, FGI shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary, and permanent injunctive relief restraining such breach or threatened breach. The Executive hereby expressly acknowledges that the harm which might result to the Business as a result of any noncompliance by the Executive with any of the provisions of sections 16, 17 or 18 hereof would be largely irreparable.

21. Judicial Enforcement. If any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law in any jurisdiction, the validity or enforceability of the remaining provisions thereof shall be unaffected as to such jurisdiction and such adjudication shall not affect the validity or enforceability of such provisions in any other jurisdiction. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited. The parties expressly acknowledge and agree that this
Section is reasonable in view of the parties' respective interests.

22. Executive Warranties and Representations. The Executive warrants and represents that the execution and delivery of the Agreement and the Executive's employment with FGI do not violate any previous employment agreement or other contractual obligation of the Executive.

23.  Survival.  The provisions of this Agreement,  except as otherwise  provided
herein,   shall   continue  in  full  force  in  accordance   with  their  terms
notwithstanding any termination of Executive's employment by FGI.

24. Right to Recover Costs and Fees. The Executive and FGI undertake and agree that if either the Executive or FGI breach or threaten to breach Sections 16 or 18 of this Agreement (the "Breaching Party"), the Breaching Party shall be liable for any attorneys' fees and costs incurred by the non-Breaching Party in enforcing the non-Breaching Party's rights hereunder.

25. Executive Right. If the Executive believes that any benefit on account of the termination of the Executive's service with FGI under this Agreement has not been paid by FGI within fifteen (15) days after the date on which that benefit should have been paid to the Executive under the terms of this Agreement, the Executive may give notice to FGI of that failure and the amount of the benefit that should have been paid. FGI shall pay the Executive the amount specified in that notice within thirty (30) days after its receipt of the notice; provided, however, that the payment shall not preclude FGI from disputing that payment in accordance with the arbitration provisions of this Agreement.

26. Entire Agreement, Amendments and Modifications. This Agreement constitutes the entire agreement and understanding of the parties regarding the employment of Executive by FGI and supersedes all prior agreements and understandings between  the  Executive  and FGI to the  extent  that  any  such  agreements  or
understandings   conflict  with  the  terms  of  this  Agreement.   The  parties
specifically agree that the Option Grantee Agreement entered into between Executive and Ferrellgas is hereby terminated. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.

27. Assignments. This Agreement shall be freely assignable by FGI to, and shall inure to the benefit of and be binding upon, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by FGI or the Partnerships. In that regard, FGI shall assign and shall require any successor, whether in a Change of Control transaction or not, of either of the Companies or any of the Partnerships to expressly assume in writing FGI's obligations under this Agreement simultaneously with the consummation of an applicable transaction, which assumption shall not relieve FGI of any of its obligations hereunder. Being a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by the Executive; provided, however that the rights and benefits hereunder shall inure to and be enforceable by the Executive's estate, heirs, executors, administrators or legal guardians or representatives.

28. Choice of Forum; Governing Law. In light of FGI's substantial contacts with the State of Missouri, the parties' interests in ensuring that disputes regarding the interpretation, validity, and enforceability of this Agreement are resolved on a uniform basis, and FGI's execution of, and the making of, this Agreement in Missouri, the parties agree that: (i) any litigation involving this Agreement shall be filed and conducted in the state or federal courts in the State of Missouri; and (ii) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri.

29. Headings and Interpretation. Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively alter the content of such sections. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". References to the singular or plural tense of a word shall also include the plural or singular as the context may require.

30. Neutral Construction. Each party acknowledges that in the negotiation and drafting of this Agreement, they have been represented by and relied upon the advice of counsel of their choice. The parties affirm that they and their counsel have had a substantial role in such negotiation and drafting of this Agreement, and, therefore, the parties agree that this Agreement shall be deemed to have been drafted by all the parties hereto and the rule of construction to the effect that any contract ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibit or schedule hereto.

31. Notices. Any notice, request, consent or communication (collectively, a "Notice") under this Agreement shall be effective only if it is in writing and
(i) personally delivered with written receipt thereof, (ii) sent by certified or registered mail, return receipt requested, postage prepaid or (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, addressed as follows (or at such other address for a party as shall be specified by like notice):

  (a)      If to the Executive, to:           Patrick J. Chesterman
                                              [Address]

  (b)      with a copy to:                    Bryan Cave LLP
                                              One Kansas City Place
                                              1200 Main Street
                                              Kansas City, Missouri 64105
                                              Attn:  Beth Romans Bower

  (c)      If to FGI, to:                     Ferrellgas, Inc.
                                              One Liberty Plaza
                                              Liberty, Missouri  64068
                                             Attention:  Mr. Danley K. Sheldon

                  A Notice shall be deemed to have been given as of the date when (i) personally delivered as indicated by date of receipt, (ii) five (5) days after the date when deposited with the United States certified mail, return receipt requested, properly addressed, or (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

32. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same Agreement.



                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

FERRELLGAS, INC.                            EXECUTIVE



By: __________________
Name:_________________                       Patrick J. Chesterman
Title:___________________


PLEASE NOTE: BY SIGNING THIS AGREEMENT, EXECUTIVE IS HEREBY CERTIFYING THAT EXECUTIVE (A) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) HAS READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) UNDERSTANDS THAT THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION; (D) HAS HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THE AGREEMENT TO ASK ANY QUESTIONS EXECUTIVE HAS ABOUT THE AGREEMENT AND HAS RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS; AND (E) UNDERSTANDS EXECUTIVE'S RIGHTS AND OBLIGATIONS UNDER THE AGREEMENT.